Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS FIRST QUARTER FISCAL 2020 RESULTS

Doylestown, Pennsylvania-November 8, 2019. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported a 23% increase in net income to $333,000, or $0.16 per basic and diluted share, for the quarter ended September 30, 2019 versus net income of $270,000, or $0.13 per basic and diluted share, for the quarter ended September 30, 2018.

Highlights for the quarter-ended September 30, 2019 include:

•

Net income increased $63,000 for the three months ended September 30, 2019 compared to the same period in 2018. Basic and diluted net income per share increased $0.03 for the three months ended September 30, 2019 compared to the same period in 2018.

•	Net interest income increased $38,000 to $2,075,000 for the three months ended September 30, 2019 from $2,037,000 for the three months ended September 30, 2018.
•	Non-interest income increased $1.4 million to $2.2 million for the three months ended September 30, 2019 compared to $758,000 for the same period in 2018.
•

Total assets at September 30, 2019 increased 18.0% to $356.6 million from $302.3 million at September 30, 2018 (an increase of $54.3 million) as the Bank continued to experience organic growth across all business lines.

Travis J. Thompson, Esq., Chairman, President and CEO, commented, “We are pleased with the financial results for this quarter, as our strategic investments in the Residential Mortgage and Business Banking Divisions begin to generate solid asset growth coupled with increased interest income and non-interest income.  Our team of experienced bankers continue to make inroads throughout the Greater Philadelphia Market as we build brand awareness of HVB as the Better Experience Bank.”

Balance Sheet:  September 30, 2019 compared to September 30, 2018

Total assets increased $54.3 million, or 18.0%, to $356.6 million at September 30, 2019 from $302.3 million at September 30, 2018. The growth in total assets was primarily due to increases of $23.5 million in loans receivable, $23.2 million in loans held for sale, $21.2 million in cash and cash equivalents and $5.8 million in other assets offset by a decrease of $21.6 million in available-for-sale and held-to-maturity investment securities. Included in others assets at September 30, 2019 is a right-of-use asset of $5.8 million as part of the adoption of ASU 2016-02, Leases (Topic 842). The Company adopted ASU 2016-02, Leases (Topic 842) on July 1, 2019, which required recognition of the right-to-use asset and associated lease liability.

Total liabilities increased $52.0 million, or 19.2%, to $323.3 million at September 30, 2019 from $271.3 million at September 30, 2018. The increase in total liabilities was primarily from a $33.5 million increase in deposits, $13.0 million increase in advances from the Federal Home Loan Bank and $6.7 million increase in other liabilities offset by a $1.1 million decrease in securities sold under agreements to repurchase. Deposits increased because of increases in our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) which increased $27.0 million, or 15.2%, to $204.7 million at September 30, 2019 from $177.7 million at September 30, 2018. In addition, certificates of deposit increased $6.5 million, or 8.9% to $79.9 million at September 30, 2019 from $73.4 million at September 30, 2018. Included in other liabilities at September 30, 2019 is a $5.8 million lease liability as part of the adoption of ASU 2016-02, Leases (Topic 842).

Total shareholders’ equity increased $2.3 million, or 7.4%, to $33.3 million at September 30, 2019 compared to $31.0 million at September 30, 2018. The increase was primarily due to net income of $942,000, $703,000 increase in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio combined with $230,000 increase in share based compensation expense and ESOP shares committed to be released of $132,000. Included in retained earnings at September 30, 2019, is an adjustment of $277,000 for the recognition of the deferred gain on sale-leaseback of buildings as part of the adoption of ASU 2016-02, Leases (Topic 842).

Balance Sheet:  September 30, 2019 compared to June 30, 2019

Total assets increased $12.4 million, or 3.6%, to $356.6 million at September 30, 2019 from $344.2 million at June 30, 2019. The growth in total assets was primarily due to increases of $7.8 million in loans receivable, $7.1 million in cash and cash equivalents, $5.9 million in other assets and $5.3 million in loans held for sale offset by a decrease of $13.6 million in available-for-sale investment securities. Included in others assets at September 30, 2019 is a right-of-use asset of $5.8 million as part of the adoption of ASU 2016-02, Leases (Topic 842). The Company adopted ASU 2016-02, Leases (Topic 842) on July 1, 2019, which required recognition of the right-to-use asset and associated lease liability.

Total liabilities increased $11.8 million, or 3.8%, to $323.3 million at September 30, 2019 from $311.5 million at June 30, 2019. The increase in total liabilities was primarily from a $9.5 million increase in deposits and $6.5 million increase in other liabilities offset by decreases of $1.7 securities sold under agreements to repurchase, $1.2 million decrease in advances from borrowers for taxes and insurance and $1.0 million decrease in advances from the Federal Home Loan Bank. Deposits increased because of increases in our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) which increased $10.9 million, or 5.6%, to $204.7 million at September 30, 2019 from $193.8 million at June 30, 2019. Offsetting these increases was a decrease of $1.4 million, or 1.7% in certificates of deposit to $79.9 million at September 30, 2019 from $81.3 million at June 30, 2019. Included in other liabilities at September 30, 2019 is a $5.8 million lease liability as part of the adoption of ASU 2016-02, Leases (Topic 842).

Total shareholders’ equity increased $604,000 to $33.3 million at September 30, 2019 compared to $32.7 million at June 30, 2019. The increase was primarily due to net income of $333,000 combined with $61,000 increase in share based compensation expense and ESOP shares committed to be released of $34,000. Offsetting these increases was a $101,000 decrease in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio. Included in retained earnings at September 30, 2019, is an adjustment of $277,000 for the recognition of the deferred gain on sale-leaseback of buildings as part of the adoption of ASU 2016-02, Leases (Topic 842).

Net Interest Income:

Net interest income increased $38,000 to 2,075,000 for the three months ended September 30, 2019 from $2,037,000 for three months ended September 30, 2018. Our net interest-earning assets increased $1.0 million to $46.3 million for the three months ended September 30, 2019 from $45.3 million for the three months ended September 30, 2018.

Provision for loan losses:

Provision for loan losses increased by $185,000 to $244,000 for the three months ended September 30, 2019 from $59,000 for the three months ended September 30, 2018, primarily because of net charge-offs of $92,000 related to the medical education loans during the three months ended September 30, 2019. During the three months ended September 30, 2018, there were no charge-offs recorded and recoveries of $1,000 were received.

Non-Interest Income:

Non-interest income increased $1.4 million to $2.2 million for the three months ended September 30, 2019 from $758,000 for the three months ended September 30, 2018. The increase in non-interest income compared to the same period in 2018 was primarily due to a $779,000 increase in the gain on sales of loans, $494,000 increase in gain from derivative instruments and $211,000 increase in gain on sale of available-for-sale securities. Gain on sales of loans increased $779,000 to $1.7 million for the three months ended September 30, 2019 compared to $901,000 for the three months ended September 30, 2018, primarily a result of increased loan production and additional loan sales totaling $36.7 million as compared to the same period in 2018. In addition, there was a $494,000 increase in gain from derivative instruments to $177,000 for the three months ended September 30, 2019 from a loss of ($317,000) for the three months ended September 30, 2018.

Non-Interest Expense:

Total non-interest expense increased $1.2 million to $3.6 million for the three months ended September 30, 2019 from $2.4 million for the three months ended September 30, 2018. The increase for the three months ended September 30, 2019 compared to the three months of September 30, 2018 was primarily due to an increase of $932,000 in salaries and employee benefits due to the expansion of the Bank’s Residential Mortgage and Business Banking operations, $211,000 in occupancy and $104,000 in professional fees and other expenses. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to ninety-five as of September 30, 2019 from seventy-one as of September 30, 2018 primarily because of the expansion of the Company’s lending and business banking operations.

Income Taxes:

Income tax expense increased $13,000, or 14.8%, to $101,000 for the three months ended September 30, 2019 compared to $88,000 for the three months ended September 30, 2018. Effective tax rates were 23.3% and 24.6% for the three months ended September 30, 2019 and 2018, respectively. Federal income taxes included in total taxes for the three months ended September 30, 2019 and 2018 were $69,000 and $66,000, respectively, with effective federal tax rates of 15.9% and 18.4%, respectively. Pennsylvania state tax expense increased $10,000 to $32,000 for the three months ended September 30, 2019 compared to $22,000 for the three months ended September 30, 2018 with effective rate of 7.4% and 6.1%.

Net Income & Book Value:

Net income increased $63,000 to $333,000, or approximately $0.16 cents per basic and diluted share for the three months ended September 30, 2019, as compared to $270,000, or approximately $0.13 cents per basic and diluted share for the three months ended September 30, 2018. Book value per share increased from $13.72 to $14.67 for the three months ended September 30, 2019 compared to September 30, 2018.

Asset quality:

At September 30, 2019, the Company’s non-performing assets totaled $3.6 million, or 1.00% of total assets compared to $3.3 million or 0.95% at June 30, 2019. Non-performing assets increased $277,000 primarily because of increases in non-performing loans of $275,000 in medical education loans as compared to June 30, 2019. There were no non-accruing troubled debt restructurings at September 30, 2019 and June 30, 2019.

The allowance for loan losses totaled $1.3 million, or 0.54% of total loans and 37.6% of total non-performing loans at September 30, 2019 as compared to $1.2 million, or 0.49% of total loans of total loans and 36.1% of total non-performing loans at June 30, 2019.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At September 30, 2019	At June 30, 2019	At September 30, 2018
(In thousands)
Financial Condition Data:
Total assets	$356,559	$344,195	$302,310
Cash and cash equivalents	27,255	20,234	6,020
Investment securities available-for-sale, at fair value	21,588	35,236	29,243
Investment securities held-to-maturity	—	—	13,898
Equity securities	500	500	500
Loans held for sale at fair value	39,013	33,748	15,853
Loans receivable, net	248,581	240,786	225,117
Deposits	284,576	275,130	251,059
Federal Home Loan Bank advances	27,000	28,000	14,000
Securities sold under agreements to repurchase	2,104	3,789	3,215
Total liabilities	323,275	311,515	271,307
Total shareholders’ equity	33,284	32,680	31,003

	For the Three Months Ended
	September 30
	2019	2018
(In thousands except per share data)
Operating Data:
Interest income	$3,111	$2,651
Interest expense	1,036	614
Net interest income	2,075	2,037
Provision for loan losses	244	59
Net interest income after provision for loan losses	1,831	1,978
Gain on sale of loans, net	1,680	901
Other non-interest income (loss)	525	(143)
Non-interest income	2,205	758
Non-interest expense	3,602	2,378
Income before income taxes	434	358
Income tax expense	101	88
Net income	$333	$270

Earnings per share-Basic	$0.16	$0.13
Earnings per share -Diluted	$0.16	$0.13
Dividends Declared per share	N/A	N/A
Average common shares outstanding- Basic	2,044,303	2,019,822
Average common shares outstanding- Diluted	2,044,303	2,020,169
Shares outstanding end of period	2,268,917	2,259,125

	For the Three Months Ended September 30,
	2019	2018
Performance Ratios:
Return on average assets (1)	0.39%	0.36%
Return on average equity (1)	4.12	3.50
Interest rate spread (2)	2.31	2.64
Net interest margin (3)	2.52	2.79
Efficiency ratio (4)	84.16	85.08
Average interest-earning assets to average interest-bearing liabilities	116.37	118.40

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.00%	0.56%
Non-performing loans as a percent of total loans	1.43	0.75
Allowance for loan losses as a percent of non-performing loans	37.55	55.22
Allowance for loan losses as a percent of total loans	0.54	0.41
Net charge-offs to average outstanding loans during the period	0.04	0.00

Capital Ratios: (5)
Common equity tier 1 capital (to risk weighted assets)	15.25%	14.84%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.61	8.31
Tier 1 risk-based capital (to risk weighted assets)	15.25	14.84
Total risk-based capital (to risk weighted assets)	15.94	15.40
Average equity to average total assets (6)	9.48	10.23

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(1)	Annualized for the three months ended September 30, 2019 and 2018.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Capital ratios are for Huntingdon Valley Bank.
(6)	Represents consolidated average equity to average total assets.